Exhibit 4.1

BRINKER INTERNATIONAL, INC.,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 15, 2013

to

Indenture dated as of April 30, 2013

$250,000,000 2.600% Notes due 2018

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THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 15, 2013 (the “First Supplemental Indenture”), between Brinker International, Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, a National Banking Association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of April 30, 2013 (the “Base Indenture” and as supplemented by this First Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Securities”);

WHEREAS, the Company has duly authorized and desires to cause to be established pursuant to the Base Indenture and this First Supplemental Indenture a new Series of Securities designated the “2.600% Notes due 2018” (the “Notes”), the form and terms of such Notes to be set forth in this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Generally.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b) The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

SECTION 1.2 Definition of Certain Terms.

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Additional Notes” has the meaning assigned to such term in Section 2.15.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into, any Person (other than the Company or one of its Subsidiaries), or any Person (other than the Company or one of its Subsidiaries) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” means an offer to repurchase Notes pursuant to Section 4.1(a).

“Change of Control Payment” means, with respect to Notes tendered for purchase pursuant to a Change of Control Offer, an amount equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest thereon, if any, to the date of purchase.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline; provided that no Change of Control will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any Subsidiary or between Subsidiaries, and

(b) all current maturities of long-term Debt.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any downward revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Subsidiary;

(e) treasury stock; and

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Government Obligations” means securities which are direct obligations of the United States or obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company after consultation with the Trustee.

“Interest Payment Date” has the meaning assigned to such term in Section 2.5.

“Issue Date” means May 15, 2013.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Primary Treasury Dealer” has the meaning assigned to such term in the definition of Reference Treasury Dealer.

“Principal Property” means all restaurant or related equipment and real property, in each case which is owned by the Company or a Subsidiary and which constitutes all or part of any restaurant located within the United States or Canada.

“Rating Agency” means each of Fitch, Moody’s, and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside our control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the Trustee.

“Ratings Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), (iii) with respect to Fitch, any of the following categories: BBB, BB, B, CCC, CC, C and RD (or equivalent successor categories), and (iv) the equivalent of any such category of S&P, Moody’s or Fitch used by a replacement Rating Agency selected by the Company under the circumstances permitting the Company to select a replacement Rating Agency and in the manner for selecting a replacement Rating Agency, in each case as set forth in the definition of “Rating Agency”. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within ratings categories (+ and – for S&P; 1, 2 and 3 for Moody’s; + and – for Fitch; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB to B+, will constitute a decrease of one gradation).

“Rating Decline” means, with respect to the Notes, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), the rating of the Notes by at least two Rating Agencies is lower by one or more gradations (including gradations within Ratings Categories, as well as between Ratings Categories) than on the Issue Date.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Subsidiaries on the Issue Date.

“Restricted Subsidiary” means any Subsidiary of the Company which does not meet one of the following conditions:

(a) the greater portion of the operating assets of such Subsidiary is located, or the principal business is carried on, outside the United States and Canada, or which, during the 12 most recent calendar months, or shorter period elapsed since its organization, derived the major portion of its gross revenues from sources outside the United States or Canada;

(b) the principal business of such Subsidiary consists of financing or assisting in the financing of dealers, distributors or other customers to facilitate (x) the acquisition or disposition of our products or of any of our Subsidiaries or (y) obtaining equipment or machinery used in this acquisition or disposition;

(c) the principal business of such Subsidiary consists of owning, leasing, dealing in or developing real property; or

(d) substantially all of the assets of such Subsidiary consist of securities of Subsidiaries described in (a) through (c) above.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such Property to another Person and the Company or a Subsidiary leases it from such Person.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trigger Period” has the meaning assigned to such term in the definition of Rating Decline.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

ARTICLE II

GENERAL TERMS OF THE NOTES

SECTION 2.1 Form.

The Notes and the Trustee’s certificates of authentication shall be substantially in the form of Exhibit A-1 to this First Supplemental Indenture, which are hereby incorporated into this First Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 2.2 Title.

The Notes shall constitute a Series of Securities having the title “2.600% Notes due 2018.”

SECTION 2.3 Principal Amount.

The Trustee shall authenticate and deliver the Notes for original issue on the date hereof in the aggregate principal amount of $250,000,000.

SECTION 2.4 Maturity Date.

The principal amount of each Note shall be payable on May 15, 2018.

SECTION 2.5 Interest Rate.

The Notes shall bear interest at 2.600% per year beginning on the Issue Date until the Notes are redeemed, paid, or duly provided for. Interest shall be paid semiannually in arrears on May 15 and November 15 of each year (each an “Interest Payment Date”), commencing on November 15, 2013. The regular record date for interest payable on the Notes shall be the May 1 and November 1, as the case may be, immediately preceding each Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment. If a Holder has given wire transfer instructions to the Company, the Company will pay, or cause to be paid by the Paying Agent, all principal and interest on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

SECTION 2.6 Registrar and Paying Agent.

The Company initially appoints the Trustee as Registrar and Paying Agent. The Company may change the Paying Agent and Registrar without notice to Holders.

SECTION 2.7 Optional Redemption.

The Notes are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, as provided in Section 3.1. Except as set forth in Section 3.1, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

SECTION 2.8 Redemption at Option of Holders.

Each Holder of Notes of this Series shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to Section 4.1.

SECTION 2.9 Denominations.

The Notes are issuable only in fully registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

SECTION 2.10 Currency.

The currency of denomination of the Notes is U.S. dollars. Payment of principal of and interest and premium, if any, on the Notes will be made in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

SECTION 2.11 Discharge; Defeasance.

Article 8 of the Base Indenture, as amended by this Supplemental Indenture, shall apply to the Notes, provided that references in Article 8.01(c)(v) and (vi) to Securityholders shall mean the beneficial owners for U.S. federal income tax purposes.

SECTION 2.12 Events of Default.

Section 6.01 of the Base Indenture shall be modified by adding the following subsections (8) and (9):

(8) any default under any Debt by the Company or any of its Subsidiaries that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $40.0 million or its foreign currency equivalent at the time; and

(9) any judgment or judgments for the payment of money in an aggregate amount in excess of $40.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any of its Subsidiaries and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect.

SECTION 2.13 Global Securities.

The Notes are issuable in the form of one or more Global Securities and the Depositary for such Global Security will be The Depository Trust Company in accordance with the Base Indenture.

SECTION 2.14 Additional Notes.

Subject to the terms and conditions contained herein, the Company may from time to time, without the consent of the existing Holders create and issue additional Notes in one or more tranches (the “Additional Notes”) having the same terms and conditions as the Notes in all respects, except for issue date and the first payment of interest thereon. Such Additional Notes, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding Notes for all purposes under the Indenture, including, without limitation, amendments, waivers and redemptions. If such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, however, such Additional Notes will have a separate CUSIP number. The aggregate principal amount of the Additional Notes, if any, shall be unlimited.

SECTION 2.15 Payment, Transfer and Exchange.

(a) The principal and interest on Notes represented by Global Securities will be payable to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby.

(b) Transfers of Global Securities will be limited to transfer in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in the Global Securities may be transferred or exchanged for Definitive Securities in accordance with the Indenture. Notes represented by Definitive Securities are presented to the Registrar with a request from the Holder of such Securities to register a transfer or to exchange them for an equal principal amount of Securities of other authorized denominations, the Registrar will register the transfer as requested in accordance with the Indenture. The principal and interest on Notes represented by Definitive Securities will be payable, either in person or by mail, at the office of the Paying Agent.

SECTION 2.16 Ranking.

The Notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the Notes will (i) rank equally in right of payment with all other indebtedness of the Company that is not by its terms expressly subordinated to other indebtedness of the Company, and (ii) rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company.

SECTION 2.17 Trustee’s Right to Refuse Directions in Certain Circumstances.

With respect to directions given by the Holders of a majority in principal amount pursuant to the Indenture to the Trustee in its exercise of any trust or power, the Trustee will be entitled to refuse to follow any such direction that conflicts with law or the Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, unless the Trustee is offered indemnity satisfactory to it.

ARTICLE III

REDEMPTION

SECTION 3.1 Redemption.

(a) Except as provided in this Article III and in Article IV below, the Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(b) The Notes are subject to redemption at any time or from time to time, in whole or in part, at the Company’s option. The Notes may be redeemed by the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points. In each case, accrued and unpaid interest will be paid to the redemption date. The Company may provide in such notice that payment of such Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

SECTION 3.2 Redemption Procedures.

The Trustee will select Notes called for redemption in part on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depositary); provided that the principal amount of any Note remaining outstanding after redemption in part shall be $2,000 and any integral multiple of $1,000 in excess thereof. In the case of Notes represented by Physical Securities, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of Notes represented by a Global Security, the outstanding principal amount of the Global Security representing the Notes will be reduced by book-entry. Notes called for redemption become due on the redemption date. On and after the redemption date, interest stops accruing on Notes or any portions of the Notes called for redemption (unless there is a default in the payment of the Redemption Price and accrued interest). On or before the redemption date, the Company shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of an accrued interest on the Notes to be redeemed on the redemption date.

SECTION 3.3 Notice of Redemption.

(a) At the Company’s written request made at least 15 days prior to the date on which notice of redemption is to be given (unless a shorter notice shall be agreed to in writing by the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense.

(b) Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

(c) Any notice to Holders of Notes of any redemption will include the appropriate calculation of the Redemption Price, but does not need to include the Redemption Price itself. The actual Redemption Price, calculated as described above, will be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the redemption date.

ARTICLE IV

CHANGE OF CONTROL

SECTION 4.1 Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption pursuant to Section 3.1, each Holder of Notes shall have the right to require the Company to purchase all or a portion (equal to $2,000 and any integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to an offer described in clause (b) (the “Change of Control Offer”) at a purchase price in cash equal to the Change of Control Payment, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) Within 30 days following any Change of Control Triggering Event or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall mail, or cause to be mailed, by first class mail, a notice to the Trustee and to each Holder of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and specifying:

(i) that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes tendered will be accepted for payment;

(ii) the Change of Control Payment and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) the CUSIP numbers for the Notes;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount and any integral multiple of $1,000 in excess thereof; and

(ix) that, if mailed prior to the date of consummation of the Change of Control, the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) The Company shall cause the Change of Control Offer to remain open for such period as is required by applicable law. The Company shall comply, in all material respects, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 4.1, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.1 by virtue of any such conflict.

(d) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party involved in the applicable Change of Control makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.1 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

ARTICLE V

ADDITIONAL COVENANTS

In addition to the covenants in Article 4 of the Base Indenture, the Company will comply with the following:

SECTION 5.1 Limitation on Liens.

(a) Neither the Company nor any Restricted Subsidiary will Incur any Debt secured by a Lien on any Principal Property of the Company or any Restricted Subsidiary, or on shares of Capital Stock or Debt issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, whether the Principal Property, shares of Capital Stock or Debt were owned on the date of the Indenture or acquired after that date, without providing that the Notes will be secured equally and ratably with all other Debt also secured, as long as such Debt is secured. Any Lien created for the benefit of the Holders of the Notes pursuant to this Section shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the initial Lien. These restrictions do not apply to:

(1) Liens existing on the Issue Date;

(2) Liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed at the time of, or within 180 days of the acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of the acquisition, construction or improvement;

(3) Liens on Property existing at the time such Property is acquired by the Company whether by merger, consolidation, purchase, lease or some other method, including Liens existing at the time that a Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Subsidiary; provided further, however, that such Lien shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Subsidiary;

(4) Liens in favor of the Company or any of its Restricted Subsidiaries;

(5) Liens in favor of the state or federal government, any department, agency or subdivision of any state or federal government, or Canada or any political subdivision of Canada, to secure partial, progress, advance or other payments, to secure other contractual or statutory obligations, or to secure any Debt incurred to finance the cost of acquiring, constructing or improving the Property that is subject to the Lien, including Liens incurred in connection with pollution control, industrial revenue or similar financings;

(6) Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying Property, whether directly or indirectly, by way of share disposition or otherwise if we disposed of the Property within 180 days after the creation of these Liens and if any Debt secured by these Liens will be without recourse to the Company or any Subsidiary;

(7) Liens imposed by law, including mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other liens arising in the ordinary course of business, or federal, state or municipal Liens arising out of contracts for the sale of products or services by us or any restricted subsidiary, or deposits or pledges to obtain the release of any of these Liens;

(8) pledges or deposits under workmen’s compensation or similar laws or under other circumstances;

(9) Liens in connection with legal proceedings, including Liens arising out of judgments or awards, contested in good faith by the Company or a Restricted Subsidiary, or Liens incurred by the Company or a Restricted Subsidiary to obtain a stay or discharge in the course of legal proceedings;

(10) Liens for taxes or assessments not yet due or delinquent, or which can be paid without penalty, or contested in good faith by appropriate proceedings;

(11) Liens consisting of restrictions on the use of real property which do not interfere materially with the property’s use or value; and

(12) any extension, renewal or replacement, as a whole or in part, of any Lien existing on the date of the Indenture or of any Lien permitted by any of the preceding clauses (1), (2), (3) or (6) through (11); provided that the extension, renewal or replacement Lien must, however, be limited to all or part of the same Property, shares of stock or Debt that secured the Lien extended, renewed or replaced, plus improvements on the Property, and the Debt secured by the Lien at that time must not be increased.

(b) The Limitations on Liens also do not apply if at the time and after giving effect to the Incurrence of any Debt secured by a Lien and any related retirement of Debt secured by a Lien (x) the total amount of all existing Debt secured by Liens which could not have been incurred by the Company or its Restricted Subsidiary without equally or ratably securing the Notes, and which is not subject to the exceptions described above, plus (y) the Attributable

Debt of all Sale and Leaseback Transactions entered into in reliance on Section 5.2(a)(3) does not exceed 15% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter prior to the date of the creation of any such Lien for which financial information is available.

SECTION 5.2 Limitation on Sale and Leaseback Transactions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(1) the Company or such Subsidiary would otherwise be entitled to Incur Debt secured by a Lien on such Property without equally and ratably securing the Notes; or

(2) the Company applies, within 180 days after the effective date of the Sale and Leaseback Transaction, an amount equal to the net proceeds received by the Company or any Subsidiary in connection with such sale to:

(i) the acquisition of Property owned by the Company or such Subsidiary;

(ii) the retirement of the Notes; or

(iii) the repayment of Debt other than subordinated Debt; or

(3) after giving effect thereto, the aggregate amount of secured Debt Incurred after the Issue Date (not including secured Debt permitted under Section 5.1(a)) and the aggregate Attributable Debt with respect to the Sale and Leaseback Transactions entered into after the Issue Date (other than those permitted under the specific exceptions listed above) does not exceed 15% of the Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending prior to the date of any such Sale and Leaseback Transaction for which financial information is available.

(b) The foregoing restrictions will not apply to Sale and Leaseback Transactions:

(1) providing for a lease for a term, including any renewals, of not more than three years, by the end of which term it is intended that the use of such Property by the lessee will be discontinued;

(2) between the Company and a Subsidiary or between Subsidiaries;

(3) between the Company and a Subsidiary and a joint venture in which the Company or a Subsidiary has an interest; or

(4) primarily for the purpose of financing the acquisition, development or construction of restaurants by the Company’s franchisees.

SECTION 5.3 Reports.

The Company will, unless available on EDGAR (or any successor system for the submission of documents to the SEC in electronic format), file with the Trustee, within 15 days after the Company files the same with the SEC, copies of the annual reports and of the information, documents and other reports that the Company is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1 Ratification of Base Indenture.

The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 6.2 Trust Indenture Act Controls.

This First Supplemental Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

SECTION 6.3 Severability.

In case any provision in this First Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 6.4 Successors.

All agreements of the Company in this First Supplemental Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors.

SECTION 6.5 Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.

SECTION 6.6 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 6.7 Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 6.8 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed all as of the date and year first written above.

BRINKER INTERNATIONAL, INC.

By:	/s/ Guy J. Constant
Name: Guy J. Constant
Title: Executive Vice President and Chief Financial Officer

[Company Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President

[Trustee Signature Page to First Supplemental Indenture]

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE HOLDERS OF BENEFICIAL INTERESTS HEREIN, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ANY ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

CUSIP No.: 109641AF7

ISIN No.: US109641AF72

BRINKER INTERNATIONAL, INC.

No. 0001	$250,000,000

2.600% NOTE DUE 2018

BRINKER INTERNATIONAL, INC., a Delaware corporation, as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $250,000,000 on May 15, 2018.

Interest Payment Dates: May 15 and November 15, commencing November 15, 2013.

[Global Note]

Record Dates: May 1 and November 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

Dated: May 15, 2013

BRINKER INTERNATIONAL, INC.

By:
Name: Guy J. Constant
Title: Executive Vice President and Chief Financial Officer

Certificate of Authentication

This is one of the 2.600% Notes due 2018 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: May 15, 2013

[Global Note]

[FORM OF REVERSE OF NOTE]

BRINKER INTERNATIONAL, INC.

2.600% NOTE DUE 2018

1. Interest. BRINKER INTERNATIONAL, INC., a Delaware corporation, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 2.600% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including May 15, 2013 to but excluding the date on which interest is paid. Interest shall be payable in arrears on May 15 and November 15 of each year, commencing November 15, 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on the May 1 and November 1 immediately preceding the Interest Payment Date (whether or not a Business Day). Holders do not have to surrender Notes to a Paying Agent to collect principal payments. The Company will pay to the Paying Agent principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company, the Company will pay, or cause to be paid by the Paying Agent, all principal and interest on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

3. Paying Agent and Registrar. Initially, the Trustee will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture. This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more Series under an Indenture, dated as of April 30, 2013, as supplemented by a First Supplemental Indenture dated May 15, 2013 (as so supplemented, the “Indenture”), between the Company and the Trustee, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the Series designated on the face hereof, initially limited in aggregate principal amount to $250,000,000. Capitalized terms and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

5. Optional Redemption. The Notes of this Series are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, as provided in the Indenture. Except as set forth in the preceding sentence, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

6. Change of Control. Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption pursuant to paragraph 5 of this Note, each Holder of Notes of this Series shall have the right, subject to certain terms and conditions specified in the Indenture, to require the Company to repurchase all or any part (equal to $2,000 and any integral multiple of $1,000 in excess thereof) of such Notes at an offer price in cash equal to the Change of Control Payment. The Change of Control Offer will be made in accordance with the terms specified in the Indenture.

7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture.

8. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

9. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors.

10. Amendment, Supplement, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act providing for the assumption by a successor to the Company of its obligations under the Indenture and making any change that does not materially and adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of each Holders of the Notes.

11. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article 5 of the Base Indenture, the predecessor corporation will, except as provided in Article 5 of the Base Indenture, be released from those obligations.

12. Defaults and Remedies. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

13. Trustee Dealings with Company. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes.

15. Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of Dollars sufficient to pay when due principal of and interest on the Notes to maturity or redemption.

16. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

17. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Trustee and the Company agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

If to the Company:

Brinker International, Inc.

6820 LBJ Freeway

Dallas, TX 75240-6509

Attention: General Counsel

Facsimile No: 972-770-1256

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.